UNITED STATES SECURITIES AND
EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 18, 2010

SUNERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-52767
(Commission File Number)

N/A
(IRS Employer Identification No.)

14362 N. Frank Lloyd Wright Blvd., Suite 1000, Scottsdale, AZ 85260
(Address of principal executive offices and Zip Code)

480.477.5810
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item1.01 Entry into a Material Definitive Agreement

Item 2.01 Completion of Acquisition or Disposition of Assets

On October 18, 2010, we entered into a membership purchase agreement with Allied Mining and Supply, LLC for the purchase of 100% of the issued and outstanding membership interest of Allied Mining, a Nevada Limited Liability company, which owns the rights to Exploration License #EXPL 5/2009 on the 140 sq km Pampana River concession in Sierra Leone, West Africa.

In consideration for the purchase of the membership interests, we agreed to pay $18,0000 cash and issue 100,000,000 units at a deemed price of $0.0025 to Allied Mining.  The units consist of 100,000,000 shares of restricted stock, 100,000,000 warrants to purchase 100,000,000 shares of restricted stock at an exercise price of $0.0025 per share for a period of 12 months and 100,000,000 warrants to purchase 100,000,000 shares of restricted stock at an exercise price of $0.005 per share for a period of 12 months.

Item 3.02 Unregistered Sales of Equity Securities

Effective October 18, 2010, we issued 100,000,000 units at a deemed price of $0.0025 to Allied Mining.  Each unit consists of 100,000,000 shares of restricted stock, 100,000,000 warrants to purchase 100,000,000 shares of restricted stock at an exercise price of $0.0025 per share for a period of 12 months and 100,000,000 warrants to purchase 100,000,000 shares of restricted stock at an exercise price of $0.005 per share for a period of 12 months.

On January 16, 2011, we issued 50,384,260 units in consideration for debt outstanding and for compensation to directors and advisory board members at a deemed price of $0.0025 per unit.  Each unit consists of one share of common stock and one share purchase warrant exercisable at $0.005 per share for a period of 12 months.

On January 16, 2011, we issued 128,675,200 units in a private placement, raising gross proceeds of $321,688 or $0.0025 per unit.  Each unit consists of one share of common stock and one share purchase warrant exercisable at $0.005 per share for a period of 12 months.  We issued the securities to 37 U.S. persons (as that term is defined in Regulation S of the Securities Act of 1933) relying upon Rule 506 of Regulation D of the Securities Act of 1933.

Item 9.01 Financial Statements and Exhibits

10.1 Membership Purchase Agreement between our company and Allied Mining and Supply, LLC dated October 18, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNERGY INC.

/s/ Bryan Miller
Bryan Miller
President and Director

Dated: February 3, 2011